Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATION AND

FOREIGN LIMITED LIABILITY COMPANY

Pursuant to Title 8, Section 264(c) of the Delaware Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is now Nano Magic Holdings Inc., a Delaware corporation, and the name of the limited liability company being merged into this surviving corporation is Nano Magic LLC, a Michigan limited liability company.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD: Effective at the effective time of the merger, the name of the surviving corporation shall be: Nano Magic Inc.

FOURTH: The merger is to become effective on December 31, 2022, at 11:59p.m. (eastern Standard Time).

FIFTH: The Agreement and Plan of Merger is on file at 31601 Research Park Drive, Madison Heights, Michigan 48071, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request without cost, to any stockholder of the surviving corporation or member of the constituent limited liability company.

SEVENTH: Except for the name change reflected in Article THIRD above, the certificate of incorporation of the surviving corporation shall be its certificate of incorporation.

IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by its authorized officer the 20th day of December, 2022.

By:	/s/ J M Rickert
Jeanne M Rickert, Secretary